Exhibit 4.14
DESCRIPTION OF REGISTRANT'S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF
THE SECURITIES EXCHANGE ACT OF 1934

The following description summarizes certain important terms of the securities of Grove Collaborative Holdings, Inc., formerly Virgin Group Acquisition Corp. II (“we,” “us,” “our,” the “Company” or “Grove”) as of March 20, 2024. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this document, you should refer to our Certificate of Incorporation (the “Charter”), our Bylaws (the “Bylaws”), the Certificate of Designation of Series A Convertible Preferred Stock (the "Certificate of Designation"), the Warrant Agreement, dated March 22, 2021, between us and Continental Stock Transfer & Trust Company (“Continental”) as warrant agent (the “Warrant Agreement”), Warrant Agreement, dated June 16, 2022, between Grove and Corvina Holdings Limited (the “Backstop Warrant Agreement” and such warrants issued thereunder, the “Backstop Warrants”), the Warrant Agreement between us and HCI Grove Management LLC (the “HGI Warrant Agreement” and such warrants issued thereunder, the “HGI Warrants”), the Subscription Agreement, dated August 11, 2023, by and between the Company and Volition Capital Fund IV, L.P. (the "Subscription Agreement"), the Warrants to Purchase Common Stock issued to Volition Capital Fund IV, L.P., each dated August 11, 2023 ("the Volition Warrants"), and the Amended and Restated Agreement and Plan of Merger, dated March 31, 2022 (the “Business Combination Agreement”, and the transactions contemplated thereby, the “Business Combination”), by and among us and Grove Collaborative, Inc., which are included as exhibits to our Annual Report on Form 10-K for the year ended December 31, 2022 (the “Annual Report”), of which this Exhibit forms a part, and to the applicable provisions of the Delaware General Corporation Law (the “DGCL”).
As of March 20, 2024, we have two classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our Class A common stock (the “Class A Common Stock”) and our public warrants (the “Public Warrants”).
Authorized Capitalization
Our authorized capital stock consists of 600,000,000 shares of Class A Common Stock, 200,000,000 shares of our Class B common stock (the “Class B Common Stock”) and 100,000,000 shares of preferred stock (the “Preferred Stock”). Unless the our Board of Directors (the “Board”) determines otherwise, we will issue all shares of capital stock in uncertificated form.
The following summary describes all material provisions of Grove’s capital stock. We urge you to read the Charter and Bylaws.
Common Stock
Class A Common Stock
Voting rights. Each holder of Class A Common Stock is entitled to one (1) vote for each share of Class A Common Stock held of record by such holder on all matters voted upon by our stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class A Common Stock is not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, capital stock, or property of Grove as may be declared and paid from time to time by the Board out of any of Grove’s assets or funds legally available therefor; provided, that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.

Rights upon liquidation. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock, after payment or provision for payment of the debts and other liabilities of Grove, are entitled to receive all of the assets and funds of Grove available for distribution in the event of any liquidation, dissolution, or winding up of Grove, whether voluntary or involuntary, ratably in proportion to the number of shares of the Class A Common Stock held by them.
Other rights. No holder of shares of Class A Common Stock are entitled to preemptive or subscription rights contained in the Charter or Bylaws. There are no redemption or sinking fund provisions applicable to the Class A Common Stock. The rights, preferences and privileges of holders of the Class A Common Stock will be subject to those of the holders of any shares of the Preferred Stock that Grove may issue in the future.
Class B Common Stock
Voting rights. Each holder of Class B Common Stock are entitled to ten (10) votes for each share of Class B Common Stock held of record by such holder on all matters voted upon by Grove’s stockholders, provided, however, that, except as otherwise required in the Charter, as provided by law or by the resolution(s) or any certificate of designation providing for the issue of any Preferred Stock, the holders of Class B Common Stock are not entitled to vote on any amendment to the Charter that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Charter (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.
Dividend rights. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock are entitled to receive ratably, on a per share basis, dividends and other distributions in cash, stock, or property of Grove as may be declared and paid from time to time by the Board out of any of Grove’s assets or funds legally available therefor; provided that in the event a dividend is paid in the form of shares of Class A Common Stock or Class B Common Stock (or rights to acquire such shares), then the holders of Class A Common Stock will receive shares of Class A Common Stock (or rights to acquire such shares, as the case may be) and the holders of Class B Common Stock will receive shares of Class B Common Stock (or rights to acquire such shares, as the case may be), with the holders of shares of Class A Common Stock and Class B Common Stock receiving, on a per share basis, the same number of shares of Class A Common Stock or Class B Common Stock, as applicable.
Rights upon liquidation. Subject to the DGCL and the rights of holders of Preferred Stock, holders of shares of Class A Common Stock and Class B Common Stock, after payment or provision for payment of the debts and other liabilities of Grove, are entitled to receive all of the assets and funds of Grove available for distribution in the event of any liquidation, dissolution, or winding up of Grove, whether voluntary or involuntary, ratably in proportion to the number of shares of the Grove Class B Common Stock held by them.
Transfers. Pursuant to the Charter, holders of Class B Common Stock are generally restricted from transferring such shares, other than to another Class B Common Stockholder or a Permitted Entity (as defined in the Charter).

Mandatory Conversion. Each share of Class B Common Stock will be automatically converted into an equal number of fully paid and nonassessable shares of Class A Common Stock upon any Transfer (as defined in the Charter) of such shares of Class B Common Stock, except for a Transfer to a Permitted Entity (as defined in the Charter). Holders of Class B Common Stock may also elect to convert into an equal number of fully paid and nonassessable shares of Class A Common Stock at their option.
Other rights. No holder of shares of Class B Common Stock are entitled to preemptive or subscription rights contained in the Charter or Bylaws. There are no redemption or sinking fund provisions applicable to the Class B Common Stock. The rights, preferences, and privileges of holders of the Class B Common Stock will be subject to those of the holders of any shares of the Preferred Stock that Grove may issue in the future.
Preferred Stock
The Board has the authority to issue shares of Preferred Stock from time to time on terms it may determine, to divide shares of Preferred Stock into one or more series, and to fix the designations, preferences, privileges, and restrictions of Preferred Stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preference, sinking fund terms, and the number of shares constituting any series or the designation of any series to the fullest extent permitted by the DGCL. The issuance of Preferred Stock could have the effect of decreasing the trading price of Class A Common Stock, restricting dividends on the capital stock of Grove, diluting the voting power of the Class A Common Stock, impairing the liquidation rights of the capital stock of Grove, or delaying or preventing a change in control of Grove. The Certificate of Designation fixes the powers, designations, preferences, and other rights of the Series A Convertible Preferred Stock.

Series A Convertible Preferred Stock

Ranking and Dividends. The Series A Convertible Preferred Stock ranks superior to all of the Class A Common Stock, Class B Common Stock, and any other capital stock of the Company. The Series A Convertible Preferred Stock has a liquidation preference of $1,000.00 per share (the “Liquidation Preference”). The holders of then outstanding shares of Series A Convertible Preferred Stock shall be entitled to receive, only when, as and if declared by the Board, out of any funds and assets legally available therefor, dividends at the rate of 6% per annum of the Liquidation Preference for each share of Series A Convertible Preferred Stock, prior and in preference to any declaration or payment of any other dividend (other than dividends on shares of Class A Common Stock payable in shares of Class A Common Stock).

Conversion and Redemption. Each share of Series A Convertible Preferred Stock is convertible, at the option of the holder thereof, at any time, at the office of the Company or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Class A Common Stock equal to the sum of (i) the amount determined by dividing (x) the Liquidation Price plus any declared but unpaid dividends to which such share of Series A Convertible Preferred Stock is then entitled by (y) the then-effective Conversion Preference in effect on the date the certificate is surrendered for conversion or notice is provided for non-certificated shares and (ii) the Subsequent Issuance Share Adjustment (collectively, the “Conversion Amount”). The “Conversion Price” for shares of Series A Convertible Preferred Stock is $2.11 (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like) per share (the “Conversion Rate”). The “Subsequent Issuance Share Adjustment” for shares of Series A Convertible Preferred Stock shall initially be equal to zero and shall be adjusted as set forth in Section 6(i) of the Certificate of Designation.

Cash will be paid in lieu of any fractional shares based on the closing market price of the Class A Common Stock on the conversion date. The Conversion Rate is subject to adjustment for customary anti-dilution protections, including for stock dividends, splits, and combinations, rights offerings, spin-offs, distributions of cash or other property (to the extent not participating on an as-converted basis) and above market self-tender or exchange offers. At any time from and after August 11, 2030, the holders of at least a majority of the then-outstanding shares of Series A Convertible Preferred Stock may specify a date and time or the occurrence of an event by vote or written consent that all, and not less than all, outstanding shares of Series A Convertible Preferred Stock will automatically be, subject to certain exceptions and limitations, redeemed for an amount per share of Series A Convertible Preferred Stock equal to the Liquidation Preference plus all accrued or declared but unpaid dividends as of the redemption date and time.

Subject to certain exceptions, upon the occurrence of a fundamental change, voluntary or involuntary liquidation, dissolution or winding-up of the Company, the Company will be required to pay an amount per share of Series A Convertible Preferred Stock equal to the greater of (i) $1,000.00 per share or (ii) the consideration per share of Series A Convertible Preferred Stock as would have been payable had all shares of Series A Convertible Preferred Stock been converted to Class A Common Stock immediately prior to the liquidation event, plus, in each case, the aggregate amount of all declared but unpaid dividends thereon to the date of final distribution to the holders of Series A Convertible Preferred Stock.

Voting and Consent Rights. Holders of shares of Series A Convertible Preferred Stock are entitled to vote with the holders of shares of Class A Common Stock on an as-converted to common basis at any annual or special meeting of stockholders of the Company, and not as a separate class, except as required by Delaware law. Additionally, for so long as 50% of the shares of Series A Convertible Preferred Stock remain outstanding, the Company will be prohibited, without the consent of the holders of at least a majority of the shares of Series A Convertible Preferred Stock, from taking various corporate actions, including:

•amend, modify or alter (A) the Certificate of Designation or (B) the Company’s certificate of incorporation (including by filing any new certificate of designation or elimination) or the Bylaws of the Company, in each case with respect to this clause (B) in a manner that adversely affects the rights, preference or privileges of the Series A Convertible Preferred Stock;

•increase or decrease the authorized number of shares of Series A Convertible Preferred Stock or issue additional shares of Series A Convertible Preferred Stock;
•authorize, create, issue or obligate itself to issue (by reclassification, merger or otherwise) any capital stock (or any class or series thereof) that has any rights, preferences or privileges senior to, or on a parity with, the Series A Convertible Preferred Stock (a “New Security”) unless the holders of Series A Convertible Preferred Stock are offered the opportunity to participate in the offering of the New Security pursuant to Section 9.2 of the Subscription Agreement; or
•authorize, create, issue or obligate itself to issue, assume, incur or guarantee any indebtedness, that is not included in the Company’s budget approved by the Board or otherwise approved by the Board other than (1) the issuance of up to an aggregate of $2,500,000 of indebtedness or (2) trade payables incurred in the ordinary course of business.

Beneficial Ownership and Voting Limitations. The Certificate of Designation includes certain provisions that prevent holders from converting shares Series A Convertible Preferred Stock or voting shares of Series A Convertible Preferred Stock on an as-converted-to-Class A Common Stock basis, as applicable, to the extent such action would result in such holder beneficially owning or voting in excess of 19.99% of the Company’s outstanding Class A Common Stock.

Board. For so long as Volition Capital Fund IV, L.P. beneficially holds 20% or more of the shares of Class A Common Stock (calculated on as-converted basis based on the Conversion Price (as adjusted for stock splits, combinations, stock dividends, recapitalizations and the like)) such purchaser acquired pursuant to the Subscription Agreement, such purchaser shall have the right to designate up to one director for election to the Board as a Class I Director.
Election of Directors and Vacancies
Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors of the Board is fixed solely and exclusively by resolution duly adopted from time to time by the Board. Under the Bylaws, at all meetings of stockholders called for the election of directors, a plurality of the votes properly cast will be sufficient to elect such directors to the Board.
The Board is divided into three classes of directors designated as Class I, Class II, and Class III, respectively. Except as the DGCL may otherwise require and subject to the rights, if any, of the holders of any series of Preferred Stock, in the interim between annual meetings of stockholders or special meetings of stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in that connection, newly created directorships, and any vacancies on the Board, including unfilled vacancies resulting from the removal of directors, may be filled only by the affirmative vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director (and not by Grove stockholders). All directors hold office until the expiration of their respective terms of office and until their successors will have been elected and qualified. A director elected or appointed to fill a vacancy resulting from the death, resignation, retirement, disqualification, or removal of a director or a newly created directorship will serve for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until his or her successor will have been elected and qualified.
Subject to the rights, if any, of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of the holders of a majority of the then outstanding voting stock of Grove entitled to vote at an election of directors, voting together as a single class.
In addition to the powers and authorities before or by statute expressly conferred upon them, the directors are empowered to exercise all such powers and do all such acts and things as may be exercised or done by Grove, subject, nevertheless, to the provisions of the DGCL, the Charter, the Bylaws, and to any bylaw adopted and in effect from time to time; provided, however, that no bylaw so adopted will invalidate any prior act of the directors which would have been valid if such bylaw had not been adopted.
Notwithstanding the foregoing provisions, any director elected pursuant to the right, if any, of the holders of Preferred Stock to elect additional directors under specified circumstances will serve for such term or terms and pursuant to such other provisions as specified in the relevant certificate of designations related to the Preferred Stock.
Quorum

The holders of a majority of the voting power of the capital stock issued and outstanding and entitled to vote at the meeting, present in person, or represented by proxy, constitute a quorum at all meetings of the stockholders for the transaction of business except as otherwise required by law or provided by the Charter or Bylaws; provided, however, that where a separate vote by a class or classes or series of capital stock is required by law or the Charter, the holders of a majority in voting power of the shares of such class or classes or series of the capital stock of Grove issued and outstanding and entitled to vote on such matter, present in person, present by means of remote communication in a manner, if any, authorized by the Board in its sole discretion, or represented by proxy, constitutes a quorum entitled to take action with respect to the vote on such matter. If, however, such quorum will not be present or represented at any meeting of the stockholders, the chairperson of the meeting will have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum will be present or represented. At such adjourned meeting at which a quorum is present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. If the adjournment is for more than thirty (30) days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting will be given to each stockholder entitled to vote at such adjourned meeting as of the record date fixed for notice of such adjourned meeting.
Anti-takeover Effects of the Charter and Bylaws
The Charter and Bylaws contain provisions that may delay, defer, or discourage another party from acquiring control of us. We expect that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of Grove to first negotiate with the Board. However, they also give the Board the power to discourage acquisitions that some stockholders may favor.
Authorized but Unissued Capital Stock
Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of NYSE, which would apply if and so long as the Class A Common Stock (or units or warrants) remains listed on NYSE, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Class A Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital, or to facilitate acquisitions.
One of the effects of the existence of unissued and unreserved common stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of Grove by means of a merger, tender offer, proxy contest, or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Class A Common Stock at prices higher than prevailing market prices.

Dual-Class Stock

As described above in “Common Stock Class A Common Stock Voting Rights” and “Common Stock Class B Common Stock Voting Rights,” the Charter provides for a dual-class common stock structure.
Special Meeting, Action by Written Consent, and Advance Notice Requirements for Stockholder Proposals
Unless otherwise required by law, and subject to the rights, if any, of the holders of any series of Preferred Stock, special meetings of the stockholders of Grove, for any purpose or purposes, may be called only by a majority of the Board, the Chairman of the Board, the Chief Executive Officer of Grove or when requested in writing by the holders of not less than 20% of all votes entitled to be cast at the meeting, and may not be called by any other person. Unless otherwise required by law, written notice of a special meeting of stockholders, stating the time, place, and purpose or purposes thereof, shall be given to each stockholder entitled to vote at such meeting, not less than ten or more than sixty (60) days before the date fixed for the meeting. Business transacted at any special meeting of stockholders will be limited to the purposes stated in the notice.
The Bylaws also provide that unless otherwise restricted by the Charter or the Bylaws, any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or of such committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee.

In addition, the Bylaws require advance notice procedures for stockholder proposals to be brought before an annual meeting of the stockholders, including the nomination of directors. Stockholders at an annual meeting may only consider the proposals specified in the notice of meeting or brought before the meeting by or at the direction of the Board, or by a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has delivered a timely written notice in proper form to Grove’s secretary, of the stockholder’s intention to bring such business before the meeting.
These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of Grove’s outstanding voting securities.
Amendment to Charter and Bylaws
The DGCL provides generally that the affirmative vote of a majority of the outstanding stock entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as the case may be, requires a greater percentage.
The Charter provides that all provisions therein may be altered, amended, or repealed only by the affirmative vote of the holders of at least two-thirds (66.7%) in voting power of the outstanding shares of capital stock of Grove entitled to vote generally in the election of directors, voting together as a single class. Additionally, the Charter provides that the authorized number of shares of any class of stock may not be increased or decreased (but not below the number of shares thereof then-outstanding) by the affirmative vote of a majority of the voting power of the stock entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL.
The Bylaws may be amended, altered, or repealed (A) by the affirmative vote of a majority of the Board or (B) in addition to any vote of the holders of any class or series of capital stock of Grove required by law or the Charter, the affirmative vote of the holders of at least two-thirds (66.7%) of the voting power of all then-outstanding shares of capital stock of Grove entitled to vote generally in the election of directors, voting together as a single class.

Section 203 of the DGCL provides that if a person acquires 15% or more of the voting stock of a Delaware corporation, such person becomes an “interested stockholder” and may not engage in certain “business combinations” with the corporation for a period of three years from the time such person acquired 15% or more of the corporation’s voting stock, unless:

(1)	the Board approves the acquisition of stock or the merger transaction before the time that the person becomes an interested stockholder;

(2)	the interested stockholder owns at least 85% of the outstanding voting stock of the corporation at the time the merger transaction commences (excluding voting stock owned by directors who are also officers and certain employee stock plans); or

(3)	the merger transaction is approved by the board of directors and at a meeting of stockholders, not by written consent, by the affirmative vote of 2/3 of the outstanding voting stock which is not owned by the interested stockholder.
A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law.
Classified Board and Stockholder Action by Written Consent
The Charter provides that the Board will be classified into three classes of directors, each of which will hold office for a three-year term. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of Grove at a time when there is a classified board as it is more difficult and time consuming for stockholders to replace a majority of the directors on a classified board of directors.
Under the Charter, Grove stockholders will be required to take action at an annual or special meeting of Grove stockholders. This provision may have the effect of delaying or preventing hostile stockholder action designed to effect a change in control of Grove.
Limitations on Liability and Indemnification of Officers and Directors

The Charter limits the liability of the directors of Grove to the fullest extent permitted by the DGCL, and the Bylaws provide that Grove will indemnify them to the fullest extent permitted by such law. Grove has entered and expects to continue to enter into agreements to indemnify Grove directors, executive officers, and other employees as determined by the Board. Under the terms of such indemnification agreements, Grove is required to indemnify each of Grove directors, officers, and other employees party to such an agreement, to the fullest extent permitted by the laws of the State of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was a director, officer, employee, or agent of Grove or any of its subsidiaries or was serving at Grove’s request in an official capacity for another entity. Grove must indemnify Grove’s officers and directors against all reasonable fees, expenses, charges, judgments, fines, amounts paid in settlement, and other costs of any type or nature whatsoever, including any and all expenses and obligations paid or incurred in connection with investigating, defending, being a witness in, participating in (including on appeal), or preparing to defend, be a witness or participate in any completed, actual, pending, or threatened action, suit, claim, or proceeding, whether civil, criminal, administrative, or investigative, or establishing or enforcing a right to indemnification under the indemnification agreement. The indemnification agreements also require us, if so requested, to advance within 20 days (or 10 days in any action brought by the indemnitee for indemnification under the indemnification agreement) of such request all reasonable fees, expenses, charges, and other costs that such director, officer or other employee party to such an agreement incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by Grove directors, officers, or other employees may reduce Grove’s available funds to satisfy successful third-party claims against Grove and may reduce the amount of money available to Grove.
Exclusive Jurisdiction of Certain Actions
The Charter requires, to the fullest extent permitted by law, unless Grove consents in writing to the selection of an alternative forum, that derivative actions brought in the name of Grove, actions against current or former directors, officers, employees, and agents for breach of fiduciary duty, actions asserting a claim arising pursuant to any provision of the DGCL or the Charter or the Bylaws and actions asserting a claim against Grove governed by the internal affairs doctrine may be brought only in the Court of Chancery in the State of Delaware and any stockholder will be deemed to have consented to such provision. The provision may have the effect of discouraging lawsuits against Grove directors and officers.
The exclusive forum provision in the Charter would not apply to claims brought under the Exchange Act or the Securities Act. To the extent the exclusive forum provision restricts the venue in which holders of Grove common stock may bring claims arising under the federal securities laws, there is uncertainty as to whether a court would enforce such provisions. The exclusive forum provision in the Charter shall not relieve Grove of its duties to comply with the federal securities laws and the rules and regulations thereunder, and Grove’s stockholders will not be deemed to have waived our compliance with these laws, rules and regulations.
In addition, the Charter requires that, unless Grove consents in writing to the selection of an alternative forum, the federal district courts of the United States shall be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
Public Benefit Corporation
Grove is a public benefit corporation under subchapter XV of the DGCL. As a public benefit corporation, Grove adopted the following public benefits to be promoted by the corporation (the “PBC Purpose”):
The specific public benefits to be promoted by Grove are the development, promotion and distribution of consumer products as a positive force for human and environmental health globally.
As a public benefit corporation, the Board will be required by the DGCL to manage or direct Grove’s business and affairs in a manner that balances the pecuniary interests of Grove stockholders, the best interests of those materially affected by its conduct, and the specific public benefits identified in the Charter. However, the Board will not have any duty to any person on account of any interest of such person in the PBC Purpose or on account of any interest materially affected by Grove’s conduct, and its balance requirement described in the previous sentence will be deemed satisfied if the Board’s decision is both informed and disinterested and not such that no person of ordinary sound judgment would approve. Grove will also be required to assess its benefit performance internally and to disclose to stockholders at least biennially a report that details its promotion of the public benefits identified in the Charter and of the best interests of those materially affected by its conduct. It is expected that the Board will measure Grove’s benefit performance against the objectives and standards proposed by it and approved by the Board.

Warrants
Public Warrants
Five Grove Public Warrant entitles the registered holder to purchase one (1) share of Grove at a price of $57.50 per share, subject to adjustment as discussed below, at any time commencing on the later of one year from the closing of the initial public offering and 30 days after the completion of an initial business combination, provided in each case that Grove has an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or Grove permits holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement) and such shares are registered, qualified, or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrantholder. The warrants expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Grove will not be obligated to deliver any shares of Class A Common Stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A Common Stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to Grove satisfying its obligations described below with respect to registration, or a valid exemption from registration is available. No warrant will be exercisable and Grove will not be obligated to issue a share of Class A Common Stock upon exercise of a warrant unless the share of Class A Common Stock issuable upon such warrant exercise has been registered, qualified, or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will Grove be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of Class A Common Stock underlying such unit.
If shares of Class A Common Stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, Grove may, at Grove’s option, require holders of Grove public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event Grove so elects, Grove will not be required to file or maintain in effect a registration statement, and in the event Grove does not so elect, Grove will use its commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering each such warrant for that number of Class A Common Stock shares equal to the less of (A) the quotient obtained by dividing (x) the product of the number of Class A Common Stock underlying the warrants, multiplied the excess of the “fair market value” less the exercise price of the warrants by (y) the fair market value and (B) 0.072. The “fair market value” shall mean the volume weighted average price of the Class A Common Stock shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $$90.00
Once the warrants become exercisable, Grove may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•
if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading-day period ending three business days before Grove sends the notice of redemption to the warrantholders (which is referred to as the “Reference Value”) equals or exceeds $90.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations, and the like).

If and when the warrants become redeemable by Grove, Grove may exercise its redemption right even if Grove is unable to register or qualify the underlying securities for sale under all applicable state securities laws. However, Grove will not redeem the warrants unless an effective registration statement under the Securities Act covering the Class A Common Stock issuable upon exercise of the warrants is effective and a current prospectus relating to those Class A Common Stock is available throughout the 30-day redemption period.
Grove has established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and Grove issues a notice of redemption of the warrants, each warrantholder will be entitled to exercise his, her, or its warrant prior to the scheduled redemption date. However, the price of the shares of Class A Common Stock may fall below the $90.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) as well as the $57.50 (for whole shares) warrant exercise price after the redemption notice is issued.
Redemption of Warrants for Class A Common Stock Equals or Exceeds $50.00
Commencing ninety (90) days after the warrants become exercisable, Grove may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Class A Common Stock (as defined below);

•
if, and only if, the Reference Value (as defined above under “Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $90.00”) equals or exceeds $50.00 per share (as adjusted per share sub-divisions, share dividends, reorganizations, reclassifications, recapitalizations, and the like); and

•
if the Reference Value is less than $90.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations, and the like) the private placement warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants, as described above.

The numbers in the table below represent the number of shares of Class A Common Stock that a warrantholder will receive upon exercise in connection with a redemption by Grove pursuant to this redemption feature, based on the “fair market value” of the Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined based on the average of the volume-weighted average price for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. Grove will provide its warrantholders with the final fair market value no later than one business day after the 10-trading-day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares of Class A Common Stock issuable upon exercise of a warrant or the exercise price of the warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of the warrant is adjusted as a result of raising capital in connection with the initial business combination, the adjusted share prices in the column headings will be multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00.

Redemption Date (period to expiration of warrants)	Fair Market Value of Class A Common Stock
	≥$50.00	$55.00	$60.00	$65.00	$70.00	$75.00	$80.00	$85.00	≥$90.00
60 months	0.052	0.056	0.059	0.062	0.065	0.075	0.070	0.072	0.072
57 months	0.051	0.055	0.059	0.062	0.065	0.067	0.070	0.072	0.072
54 months	0.050	0.054	0.058	0.061	0.064	0.067	0.069	0.071	0.072
51 months	0.049	0.054	0.057	0.061	0.064	0.067	0.069	0.071	0.072
48 months	0.048	0.053	0.057	0.060	0.063	0.066	0.069	0.071	0.072
45 months	0.047	0.052	0.056	0.060	0.063	0.066	0.069	0.071	0.072
42 months	0.046	0.050	0.055	0.059	0.062	0.066	0.068	0.071	0.072
39 months	0.044	0.049	0.054	0.058	0.062	0.065	0.068	0.071	0.072
36 months	0.043	0.048	0.053	0.057	0.061	0.065	0.068	0.071	0.072
33 months	0.041	0.046	0.051	0.056	0.060	0.064	0.067	0.070	0.072
30 months	0.039	0.045	0.050	0.055	0.059	0.063	0.067	0.070	0.072
27 months	0.037	0.043	0.048	0.054	0.058	0.063	0.066	0.070	0.072
24 months	0.035	0.041	0.047	0.052	0.057	0.062	0.066	0.070	0.072
21 months	0.032	0.039	0.045	0.050	0.056	0.061	0.065	0.069	0.072
18 months	0.029	0.036	0.042	0.048	0.054	0.060	0.064	0.069	0.072
15 months	0.026	0.033	0.039	0.046	0.052	0.058	0.063	0.068	0.072
12 months	0.022	0.029	0.036	0.043	0.050	0.056	0.062	0.068	0.072
9 months	0.018	0.025	0.032	0.040	0.047	0.054	0.061	0.067	0.072
6 months	0.013	0.020	0.027	0.036	0.044	0.052	0.059	0.066	0.072
3 months	0.007	0.013	0.021	0.030	0.039	0.049	0.057	0.065	0.072
0 months	-	-	0.008	0.023	0.036	0.047	0.056	0.065	0.072
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year, as applicable. For example, if the volume-weighted average price of the shares of Class A Common Stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $55.00 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.055 shares of Class A Common Stock for each whole warrant. For an example, where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Class A Common Stock as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $67.50 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.060 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.072 shares of Class A Common Stock per warrant (subject to adjustment).
This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $50.00 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. Grove has established this redemption feature to provide Grove with the flexibility to redeem the warrants without the warrants having to reach the $90.00 per share threshold set forth above under “—Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $90.00.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input as of the date of this prospectus. This redemption right provides Grove with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to Grove’s capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. Grove will be required to pay the applicable redemption price to warrantholders if Grove chooses to exercise this redemption right and it will allow Grove to quickly proceed with a redemption of the warrants if Grove determines it is in Grove’s best interest to do so. As such, Grove would redeem the warrants in this manner when it believes it is in Grove’s best interest to update Grove’s capital structure to remove the warrants and pay the redemption price to the warrantholders.
As stated above, Grove can redeem the warrants when the shares of Class A Common Stock are trading at a price starting at $50.00, which is below the exercise price of $57.50, because it will provide certainty with respect to Grove’s capital structure and cash position while providing warrantholders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If Grove chooses to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrantholders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to wait to exercise their warrants for shares of Class A Common Stock if and when such shares were trading at a price higher than the exercise price of $57.50.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, Grove will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the warrant agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, Grove will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
Redemption Procedures
A holder of a warrant may notify Grove in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the shares of Class A Common Stock issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding shares of Class A Common Stock is increased by a share capitalization payable in shares of Class A Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such share capitalization, split-up, or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of ordinary shares entitling holders to purchase shares of Class A Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share capitalization of a number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Class A Common Stock) and (ii) one minus the quotient of (x) the price per Class A Common Stock share paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A ordinary shares, in determining the price payable for shares of Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of Class A Common Stock shares as reported during the 10-trading-day period ending on the trading day prior to the first date on which the shares of Class A Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of shares of Class A Common Stock on account of such shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of shares of Class A Common Stock in connection with a proposed initial business combination, or (d) in connection with the redemption of the public shares upon Grove’s failure to complete a business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Class A Common Stock in respect of such event.
If the number of outstanding shares of Class A Common Stock is decreased by a consolidation, combination, reverse share split, or reclassification of shares of Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification, or similar event, the number of shares of Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of Class A Common Stock.
Whenever the number of shares of Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of share of Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Class A Common Stock so purchasable immediately thereafter.
In addition, if (x) Grove issue additional Class A Common Stock or equity-linked securities for capital raising purposes in connection with the closing of an initial business combination at an issue price or effective issue price of less than $46.00 per ordinary share (with such issue price or effective issue price to be determined in good faith by the Board and, in the case of any such issuance to Grove’s initial shareholders or their affiliates, without taking into account any founder shares held by Grove’s initial shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of an initial business combination, on the date of the completion of an initial business combination (net of redemptions) and (z) the volume-weighted average trading price of Class A ordinary shares during the 20-trading-day period starting on the trading day prior to the day on which Grove completes an initial business combination (such price, the “Market Value”) is below $46.00 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $50.00 and $90.00 per share redemption trigger prices described adjacent to “Redemption of warrants when the price per Class A Common Stock equals or exceeds $50.00” and “Redemption of warrants when the price per Class A Common Stock equals or exceeds $90.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
In case of any reclassification or reorganization of the outstanding shares of Class A Common Stock (other than those described above or that solely affects the par value of such shares of Class A Common Stock), or in the case of any merger or consolidation of Grove with or into another corporation (other than a consolidation or merger in which Grove is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of Grove as an entirety or substantially as an entirety in connection with which Grove is dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Class A Common Stock in such a transaction is payable in the form of shares of Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants. The warrants will be issued in registered form under a warrant agreement between Continental, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then-outstanding public warrants to make any change that adversely affects the interests of the registered holders. You should review a copy of the warrant agreement, which will be filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrantholders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive Class A Common Stock. After the issuance of Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, Grove will, upon exercise, round down to the nearest whole number the number of shares of Class A Common Stock to be issued to the warrantholder.
Private Placement Warrants
The private placement warrants are not be redeemable by us, so long as they are held by the VG Acquisition Sponsor II LLC (“Sponsor”), members of the Sponsor, or their permitted transferees. Sponsor or its permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described below, the private placement warrants have terms and provisions that are identical to those of the Public Warrants. If the private placement warrants are held by holders other than the Sponsor or its permitted transferees, the private placement warrants will be redeemable by Grove and exercisable by the holders on the same basis as the warrants included in the units being sold.

Except as described under “—Redemption of Warrants When the Price per Class A Common Stock Equals or Exceeds $50.00,” if holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Class A Common Stock underlying the warrants, multiplied by the excess of the “historical fair market value” of the Class A Common Stock over the exercise price of the warrants by (y) the fair market value. For these purposes, the “historical fair market value” will mean the average reported closing price of the shares of Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
Backstop Warrants
Each Backstop Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $0.05 per share, subject to the adjustments and limitations as discussed below, at any time after the closing of the Business Combination through the earlier of (a) fifth anniversary of the of the Business Combination or (b) the consummation of certain mergers, combinations or other fundamental transactions, as described below. The warrants will be issued in registered book-entry or certificated form under the form of Backstop Warrant Agreement. Except as set forth herein and in the Backstop Warrant Agreement, the holders do not have the rights or privileges of holders of Grove Class A Shares or voting rights until they exercise their Backstop Warrants and receive shares of Class A Common Stock.
Anti-dilution Adjustments
If Grove (i) pays a dividend or makes any other distribution upon the Class A Common Stock without consideration, (ii) combines (by combination, reverse stock split or otherwise) its outstanding shares of Class A Common Stock into a smaller number of shares or (ii) reclassifies or subdivides (including by any stock split, stock dividend, recapitalization, substitutions, exchange or otherwise) its outstanding shares of Class A Common Stock into a greater or lesser number of shares, the number of shares of Class A Common Stock issuable on exercise of each Backstop Warrant and exercise price will be increased or decreased in proportion to such increase or decrease in outstanding shares of Class A Common Stock.
If (i) Grove effects any merger or consolidation of Grove with or into another person, in which Grove is not the surviving entity and in which the stockholders of Grove immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) Grove effects any sale to another person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by Grove or another person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of Grove and Grove or such other person, as applicable, accepts such tender for payment, (iv) Grove consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement but not including any underwritten offering, registered direct offering, private placement or other transaction with the primary purpose of financing or fund raising for Grove) with another person whereby such other person acquires more than the 50% of the voting power of the capital stock of Grove (except for any such transaction in which the stockholders of Grove immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction), or (v) Grove effects any reclassification of the Grove Common Stock or any compulsory share exchange pursuant to which the Grove common stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Grove common stock described above) then the holders shall have the right to receive, upon exercise of the Backstop Warrants, the same amount and kind of securities, cash or property as such holders would have been entitled to receive as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the Backstop Warrants without regard to any limitations on exercise contained herein.
The holders of the Backstop Warrants will be entitled to receive any dividends or distributions of assets that Grove makes to holders of shares of Class A Common Stock as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the Backstop Warrants. The holders of the Backstop Warrants will also be entitled to receive any shares of Grove capital stock or rights to purchase Grove capital stock or other property that Grove grants, issues or sells pro rata to the record holders of any class of Grove Common Stock as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the Backstop Warrants.
HGI Warrant
Each vested HGI Warrant entitles the registered holder to purchase one share of Class A Common Stock at a price of $6.30 per share, subject to the adjustments and limitations as discussed below, at any time through the earlier of (a) May 11, 2027 or (b) the date of the termination of the Consulting Services Agreement, dated as of November 10, 2022, by and between the Company and HCI Grove Management LLC (the “Consulting Agreement) by the Company in connection with Consultant’s (as defined in the Consulting Agreement) or its employee’s, officer’s, director’s or agent’s engagement in illegal conduct constituting a felony or gross misconduct in carrying out the terms of the Consulting Agreement. The warrants will be issued in registered book-entry or certificated form under the form of HGI Warrant Agreement. Except as set forth herein and in the HGI Warrant Agreement, the holders do not have the rights or privileges of holders of Class A Common Stock or voting rights until they exercise their HGI Warrants and receive shares of Class A Common Stock.
Anti-dilution Adjustments
If Grove (i) pays a dividend or makes any other distribution upon the Class A Common Stock without consideration, (ii) combines (by combination, reverse stock split or otherwise) its outstanding shares of Class A Common Stock into a smaller number of shares or (ii) reclassifies or subdivides (including by any stock split, stock dividend, recapitalization, substitutions, exchange or otherwise) its outstanding shares of Class A Common Stock into a greater or lesser number of shares, the number of shares of Class A Common Stock issuable on exercise of each HGI Warrant and exercise price will be increased or decreased in proportion to such increase or decrease in outstanding shares of Class A Common Stock.
If (i) Grove effects any merger or consolidation of Grove with or into another person, in which Grove is not the surviving entity and in which the stockholders of Grove immediately prior to such merger or consolidation do not own, directly or indirectly, at least 50% of the voting power of the surviving entity immediately after such merger or consolidation, (ii) Grove effects any sale to another person of all or substantially all of its assets in one transaction or a series of related transactions, (iii) pursuant to any tender offer or exchange offer (whether by Grove or another person), holders of capital stock tender shares representing more than 50% of the voting power of the capital stock of Grove and Grove or such other person, as applicable, accepts such tender for payment, (iv) Grove consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement but not including any underwritten offering, registered direct offering, private placement or other transaction with the primary purpose of financing or fund raising for Grove) with another person whereby such other person acquires more than the 50% of the voting power of the capital stock of Grove (except for any such transaction in which the stockholders of Grove immediately prior to such transaction maintain, in substantially the same proportions, the voting power of such person immediately after the transaction), or (v) Grove effects any reclassification of the Grove common stock or any compulsory share exchange pursuant to which the Grove common stock is effectively converted into or exchanged for other securities, cash or property (other than as a result of a subdivision or combination of shares of Grove common stock described above) then the holders shall have the right to receive, upon exercise of the HGI Warrants, the same amount and kind of securities, cash or property as such holders would have been entitled to receive as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the HGI Warrants without regard to any limitations on exercise contained herein.

The holders of the HGI Warrants will be entitled to receive any dividends or distributions of assets that Grove makes to holders of shares of Class A Common Stock as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the HGI Warrants. The holders of the HGI Warrants will also be entitled to receive any shares of Grove capital stock or rights to purchase Grove capital stock or other property that Grove grants, issues or sells pro rata to the record holders of any class of Grove Common Stock as if and to the same extent that such holders would be entitled if such holders had held the number of Class A Common Stock acquirable upon complete exercise of the HGI Warrants.

Exercise Price Adjustment
If Grove consummates a Change of Control (as defined below) on or before December 31, 2024 and, after such Change of Control, Grove’s equityholders own, directly or indirectly, less than 25% of the equity securities of the surviving entity in such Change of Control, the exercise price of the HGI Warrant will increase by 50%.
“Change of Control” means (i) any person or any group of persons acting together which would constitute a “group” for purposes of Section 13(d) of the 1934 Act or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Grove in substantially the same proportions as their ownership of stock of the Grove) (x) is or becomes the beneficial owner, directly or indirectly, of securities of the Grove representing more than fifty percent (50%) of the combined voting power of the Grove’s then outstanding voting securities or (y) has or acquires control of the board of directors of the Grove; (ii) a merger, consolidation, reorganization or similar business combination transaction involving the Grove, and, immediately after the consummation of such transaction or series of transactions, either (x) the board of directors of the Grove immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a subsidiary, the ultimate parent thereof, or (y) the voting securities of the Grove immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the person resulting from such transaction or series of transactions or, if the surviving company is a subsidiary, the ultimate parent thereof; or (iii) the sale, lease or other disposition, directly or indirectly, by the Grove of all or substantially all of the assets of the Grove and its subsidiaries, taken as a whole, other than such sale or other disposition by the Grove of all or substantially all of the assets of the Grove and its subsidiaries, taken as a whole, to an entity at least a majority of the combined voting power of the voting securities of which are owned by stockholders of the Grove.

Volition Warrants

The Volition Warrants entitle the registered holder to purchase one share of Class A Common Stock at a price of $6.33 per share and $0.01 per share, respectively, subject to the adjustments and limitations as discussed below, at any time beginning 6 months from the date of issuance and prior to three years from the date of issuance. The holders do not have the rights or privileges of holders of Class A Common Stock or voting rights until they exercise their Volition Warrants and receive shares of Class A Common Stock. The Warrants include certain provisions that prevent the holder from exercising its Warrants to the extent such action would result in the holder beneficially owning or voting in excess of 19.99% of the Company’s outstanding Class A Common Stock.